Exhibit 99.3

Pogo Producing Company

Supplemental  Information (Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
Operating Data	2007	2006	2007	2006
Net Natural Gas Sales (Mcf/day)
Total Natural Gas	191,294	197,742	198,766	199,245

Gas Price ($/Mcf)
Average Gas Price	$5.46	$5.81	$6.12	$6.29

Net Liquids Production (Bbl/day)
Crude & Condensate
Total Crude & Condensate	13,290	16,535	14,767	18,125

Plant Products
Total Plant Products	3,875	4,491	4,192	4,542

Total Liquids	17,165	21,025	18,959	22,666

Average Prices ($/Bbl)
Crude & Condensate
Average Crude & Cond. Prices	$72.54	$68.31	$62.67	$64.21

Average Prices ($/Bbl)
Plant Products
Average Plant Product Prices	$43.67	$44.88	$40.57	$38.85

Selected Balance Sheet Data	9/30/2007	12/31/2006
($ in 000’s)
Total Assets	$4,870,897	$6,971,135
Long-term Debt *	1,250,000	2,322,000
Shareholders’ Equity	2,446,750	2,567,400

* Excludes debt discount of $2,339 at 12/31/06 and $2,171 at 09/30/07